News Release
The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G DECLARES DIVIDEND INCREASE

CINCINNATI, April 12, 2022 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared an increased quarterly dividend of $0.9133 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after May 16, 2022, to Common Stock shareholders of record at the close of business on April 22, 2022, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on April 22, 2022. This represents a five percent increase compared to the prior quarterly dividend.

This dividend increase will mark the 66th consecutive year that P&G has increased its dividend and the 132nd consecutive year that P&G has paid a dividend since its incorporation in 1890. It reinforces our commitment to return cash to shareholders, many of whom rely on the steady, reliable income earned with their investment in P&G.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.

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P&G Media Contact
Jennifer Corso
+1-513-983-2570

P&G Investor Relations Contact
John Chevalier
+1-513-983-9974